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                                                                    Exhibit 99.1

                  ILLUMINA HOLDS ANNUAL MEETING OF STOCKHOLDERS


SAN DIEGO, CALIFORNIA, June 29, 2005 -- Illumina, Inc. (NASDAQ: ILMN) today announced that the Company held its Annual Meeting of Stockholders on Tuesday, June 28, 2005, at Illumina's principal executive office in San Diego, CA, as scheduled. A quorum of stockholders was present in person or by proxy. All proposals submitted to the Company's stockholders were approved, including the reelection of two directors to the Board of Directors for three-year terms, the ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 1, 2006, and the adoption of the Company's 2005 Stock and Incentive Plan.

The directors reelected to serve until the Company's 2008 Annual Meeting are Daniel M. Bradbury, Chief Operating Officer of Amylin Pharmaceuticals, Inc., and John R. Stuelpnagel D.V.M., Senior Vice President and Chief Operating Officer of Illumina.

ABOUT ILLUMINA

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company's proprietary BeadArray(TM) technology -- now used in leading genome centers around the world -- provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina's litigation with Affymetrix, Illumina's ability to further develop and commercialize its Infinium assay and BeadArray(TM) platform technologies, to deploy new gene expression and genotyping products and applications for its platform technology, to further scale oligo synthesis output and technology to satisfy market demand deriving from the Company's collaboration with Invitrogen, to scale, integrate and commercialize the CyVera technology, to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, and other factors detailed in the Company's filings with the Securities and



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Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


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Contacts:  Jay Flatley                       William Craumer
           President & CEO                   Director, Corporate Communications
           1.858.202.4501                    1.858.202.4667
           jflatley@illumina.com             bcraumer@illumina.com